Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made by and between Roland Desilets (the “Executive”) and Vishay Precision Group, Inc. (the “Company”).
WHEREAS, the Company and the Executive entered into an Employment Agreement dated January 1, 2016, as amended, which governs the Executive’s employment with the Company (the “Employment Agreement”); and
WHEREAS, pursuant to a mutual agreement between the Company and the Executive, the Executive resigned his employment with the Company and its affiliates effective on April 26, 2019 (the “Termination Date”); and
WHEREAS, the Company has agreed to pay the Executive certain amounts and provide certain benefits in connection with the Executive’s resignation of his employment, subject to his execution of this Agreement.
NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:
1.    Termination; Consideration.
1.1.    The parties acknowledge and agree that the Executive’s employment, including all officer, director and fiduciary positions with the Company or any of its affiliates, including with respect to any benefit plan sponsored by or contributed to by the Company or any of its affiliates, held by the Executive terminated effective as of the Termination Date. Without limiting the generality of the foregoing, the Executive hereby confirms his resignation as an officer of the Company and any of its affiliates.
1.2.    The Executive acknowledges that: (i) following the execution of this Agreement, he will have no other entitlement or rights under any severance or similar arrangement maintained by the Company or any of its affiliates, and (ii) except as otherwise provided specifically in Section 2 and Section 4 of this Agreement, the Company and its affiliates do not and will not have any other liability or obligation to the Executive. The Executive further acknowledges that, in the absence of his execution of this Agreement, the payments specified in Section 2 below, would not otherwise be payable.
2.    Severance Payments and Benefits. In connection with the cessation of the Executive’s employment, in satisfaction of the Company’s obligations under Section 6.2 of the Employment Agreement, in consideration of the Executive’s execution of this Agreement, and such Agreement becoming irrevocable in accordance with its terms, the Company will provide the following payments and benefits:
2.1.         the Company will continue to pay to the Executive his base salary for the eighteen (18) month period following the Termination Date (i.e., until October 26, 2020), in accordance with the Company’s payroll policies.
2.2.        the Company will waive the applicable premium otherwise payable for COBRA continuation coverage for the Executive (and, to the extent covered immediately prior to the Termination Date, his eligible dependents) for the eighteen (18) month period following the Termination Date (i.e., until October 26, 2020), or if earlier, until the date upon which the Executive receives health insurance coverage from another employer; and
2.3.    the Company will pay the Executive $47,264.44 in satisfaction of his annual performance bonus in respect of the Company’s 2019 fiscal year.

3.    Release and Covenant Not to Sue.
3.1.    In exchange for the good and valuable consideration contained in this Agreement, the Executive hereby fully and forever releases and discharges the Company, its affiliates, and each of their predecessors and successors, assigns, stockholders, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, suits, actions, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, or whether asserted or unasserted, which the Executive now has, or hereafter can, shall or may have, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind or nature whatsoever arising or occurring through the date of this Agreement (each, a “Claim”, and collectively, “Claims”), including, but not limited to, any Claim arising out of the Executive’s employment by the Company or the termination thereof, any Claim under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (the “ADEA”), the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq., the Pennsylvania Human Relations Act, any Claim based upon alleged wrongful or retaliatory discharge or breach of contract, any Claim for attorneys’ fees, and any other Claim under any other federal, state, local or foreign statute, ordinance, regulation, or under any contract, tort or common law theory.
3.2.    Notwithstanding Section 3.1 above, the Executive is not releasing any Claims hereunder with respect to (i) his rights to enforce this Agreement, (ii) his rights to receive his base pay through the Termination Date and, to the extent payable under the Company’s policies, his accrued but unused paid time off, (iii) his right to be indemnified pursuant to the Company’s applicable governing documents, (iv) his rights to vested benefits under any qualified retirement plan, (v) his rights to benefits under directors & officers (D&O) insurance or other insurance coverage maintained by the Company for the benefit of former directors and officers.
3.3.    The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any Claim against a Released Person. The Executive further promises not to initiate a lawsuit, to bring or to assign to any person or entity any Claim against a Released Person arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment (other than those expressly set forth in Section 3.2 above). Notwithstanding anything herein to the contrary, this Agreement will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) (or similar state agency) or participating in any investigation conducted by the EEOC (or similar state agency); provided, however, that any claim by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.
4.    Other Obligations. In accordance with the Employment Agreement, the Company will: (i) pay, within 15 days after the Termination Date, the Executive any unpaid reasonable business expense he incurred and that he submits to the Company; (ii) cause all of the Executive’s outstanding time-vested restricted stock unit awards to become fully vested as of the Termination Date; and (iii) cause all of the Executive’s outstanding performance-based restricted stock unit awards to vest on the applicable vesting date prescribed under each such award to the extent the applicable performance criteria are realized (provided that upon a “Change in Control” (as defined in the Vishay Precision Group, Inc. 2010 Stock Incentive Program) any outstanding performance-based restricted stock unit awards will immediately vest as if the performance criteria had been satisfied at the target level).
5.    Covenants Acknowledgment. The Executive acknowledges that the obligations specified in Section 7 of the Employment Agreement will survive the termination of his employment, that the restrictions contained therein shall remain in full force and effect and are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

6.    Rescission Right. The Executive expressly acknowledges and recites that (i) he has read and understands the terms of this Agreement in its entirety, (ii) he has entered into this Agreement knowingly and voluntarily, without any duress or coercion; (iii) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement before signing it; (iv) he was provided twenty-one (21) calendar days after receipt of the Agreement to consider its terms before signing it; and (v) he has seven (7) calendar days from the date of signing to terminate and revoke this Agreement, in which case this Agreement shall be unenforceable, null and void. The Executive may revoke this Agreement during those seven (7) days by providing written notice of revocation to the Company, 3 Great Valley Parkway, Suite 150, Malvern, PA 19355, attention: Chief Executive Officer. If the Executive does not revoke this Agreement within the seven (7) day revocation period, this Agreement shall become effective on the eighth (8th) day following the Executive’s execution of the Agreement.
7.    Notice. Nothing in this Agreement shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).
8.    Miscellaneous.
8.1.    409A Compliance. To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code (the “Code”) to payments due to the Executive upon or following the Termination Date, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Termination Date will be deferred (without interest) and paid to the Executive in a lump sum within ten days following such six month period. This provision shall not be construed as preventing payments hereunder during such six month delay period that meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). Each payment in a series of payments to the Executive will be deemed a separate payment.
8.2.    Return of Materials and Confidentiality. In further consideration of the promises and payments made by the Company and its affiliates hereunder, the Executive agrees to return immediately, and before receiving payment under this Agreement, all documents, materials and other things in his possession or control relating to the Company and its affiliates, or that have been in his possession or control at the time of or since the termination of his employment with the Company, without retaining or providing to anyone else any copies, summaries, abstracts, excerpts, portions, replicas or other representations thereof. Such documents, materials and other things shall include, without limitation, all product specifications, contracts, underwriting information, product and service lists, computer equipment, computer software, databases, other information compilations, pricing information, financial information, product supply information, parts supply information, customer identify information, customer status and financial information, product development information, source code information, object code information, human resources information, marketing materials and other documents, materials and things related to the Company and its affiliates, its customers, its business partners or its services, keys other security access badges, any credit or phone cards provided by or through the Company or its affiliates, and any equipment (including, but not limited to, cell phones, pages, laptops, computers, or other personal computing devices) that were issued by or are owned by the Company or its affiliates.

8.3.    Tax Withholding. All payments provided to the Executive will be subject to tax withholding in accordance with applicable law.
8.4.    No Admission of Liability. This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by either party. There have been no such violations, and each party specifically denies any such violations, respectively.
8.5.    No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future unless specifically approached by Company management or the Company’s or its subsidiaries’ or affiliates’ boards of directors regarding re-employment or re-hiring at a future date.
8.6.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, assigns, subsidiaries, affiliates, executors, administrators and heirs.
8.7.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
8.8.    Entire Agreement; Amendments. The parties agree that this Agreement contains their entire agreement and understanding relating to the subject matter hereof and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
8.9.    Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Delaware without regard to the application of the principles of conflicts of laws.
8.10.    Execution Date; Counterparts and Facsimiles. This Agreement may not be signed by the Executive prior to the Termination Date. This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its respective duly authorized officer, and the Executive has executed this Agreement, on the date(s) below written.

VISHAY PRECISION GROUP, INC.

By: /s/ William Clancy
Name & Title: William Clancy, Executive Vice President
Date: April 26, 2019

ROLAND DESILETS
/s/ Roland Desilets

Date: April 26, 2019